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                                                                      Exhibit 10

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 1 to this Registration Statement on Form N-1A of our report dated
November 17, 2005, relating to the financial statements and financial highlights which appears in the September 30, 2005 Annual Report to Shareholders of Opus Cash Reserves (constituting the Opus Investment Trust, hereinafter referred to as the "Trust"), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
November 21, 2005